ENERGY TRANSFER PARTNERS ANNOUNCES
UPDATE TO EXCHANGE OFFERS AND CONSENT SOLICITATIONS
RELATING TO NOTES ISSUED BY SOUTHERN UNION COMPANY
DALLAS, TEXAS—June 6, 2013—Energy Transfer Partners, L.P. (NYSE: ETP) announced today that it is offering additional consideration in the aggregate amount of $1.32 million to be allocated pro rata among all holders who have validly tendered their 7.60% Senior Notes due 2024 (the “Existing 2024 Notes”) and 8.25% Senior Notes due 2029 (the “Existing 2029 Notes” and, together with the Existing 2024 Notes, the “Existing Senior Notes”) issued by Southern Union Company (“Southern Union”) on or prior to the Expiration Date, as extended as described below (the “Consent Payment”).
The Consent Payment per $1,000 principal amount of the Existing Senior Notes that have been validly tendered will be equal to the product of $2.00 multiplied by a fraction, the numerator of which is the outstanding aggregate principal amount of Existing Senior Notes ($660,000,000) and the denominator of which is the aggregate principal amount of Existing Senior Notes that have been validly tendered, and not validly revoked, on or prior to the Expiration Date. Thus, a holder of the Existing Senior Notes is eligible to receive not less than $2.00 (the “Minimum Consent Payment”) nor more than $4.00 per $1,000 principal amount of such Existing Senior Notes. There is no assurance that the Consent Payment will be greater than the Minimum Consent Payment and holders who tender their Existing Senior Notes will be deemed to have accepted any Consent Payment equal to or greater than the Minimum Consent Payment.
The Consent Payment is conditioned upon the receipt of at least a majority of the outstanding aggregate principal amount of the Existing 2029 Notes (the “Consent Payment Condition”). Holders who have already validly tendered their Existing Senior Notes and delivered their consents do not need to re-tender their Existing Senior Notes or deliver new consents and will receive the Consent Payment on the Settlement Date if the Consent Payment Condition is satisfied.
Additionally, ETP has extended the expiration date to 11:59 p.m., New York City time, on June 19, 2013 (the “Expiration Date”), unless extended or earlier terminated by ETP, for its previously announced exchange offers and consent solicitations to exchange Existing Senior Notes and existing Junior Subordinated Notes due 2066 (the “Existing Junior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”) issued by Southern Union for ETP’s new 7.60% Senior Notes due 2024, 8.25% Senior Notes due 2029 and Floating Rate Notes due 2066,

respectively, each with registration rights (collectively, the “Exchange Offers”). ETP is also extending the period during which holders who tender their Existing Notes will receive the exchange consideration plus an early participation premium under the Exchange Offers. The new deadline to receive the exchange consideration plus an early participation premium has been extended to the Expiration Date. Under the terms of the Exchange Offers, holders who have previously tendered their Existing Notes can no longer validly withdraw those notes from the Exchange Offers.
ETP has been advised by D.F. King & Co., Inc., the information agent for the Exchange Offers, that holders of:

•	72% of the principal amount of the Existing 2024 Notes;

•	44% of the principal amount of the Existing 2029 Notes; and

•	90% of the principal amount of the Existing Junior Subordinated Notes;
had validly tendered their Existing Notes pursuant to the terms of the Exchange Offers on or prior to June 5, 2013. ETP has received nonbinding indications of interest from holders of a majority of the Existing 2029 Notes.
All other material terms of the Exchange Offers and consent solicitations remain unchanged. Eligible holders should refer to the offering memorandum and consent solicitation statement dated May 16, 2013 for further details and the terms and conditions of the exchange offers and consent solicitations.
The new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the new notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The new notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act or persons other than “U.S. persons” pursuant to Regulation S under the Securities Act (“eligible holders”). Documents relating to the exchange offers will only be distributed to eligible holders who properly complete and return a letter of eligibility confirming that they are within the category of eligible holders for the private Exchange Offers. Eligible holders who desire a copy of the letter of eligibility should contact D.F. King & Co., Inc., the information agent for the exchange offers, at (800) 967-4607 (U.S. toll-free) or (212) 269-5550 (collect) or access the letter of eligibility at www.dfking.com/ETP.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 47,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Statements about the offering may be forward-looking statements as defined under federal law. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects,” “should” and other similar expressions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. Important information about issues that could cause actual results to differ materially from those expected by management of ETP can be found in ETP’s public periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts

Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214.498.9272 (cell)